                                                               EXHIBIT 99.(A)(1)

                                   KTI, INC.
                               OFFER TO PURCHASE
                    FOR CASH ANY AND ALL OF THE OUTSTANDING
                 8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                  OF KTI, INC.
                                       AT
                          100% OF THE PRINCIPAL AMOUNT
                                  OF THE NOTES

SUMMARY OF THE OFFER

    The attached materials relate to an offer being made by KTI, Inc. to purchase the 8 3/4% Convertible Subordinated Notes due 2004 held by you. We are making this offer because it is required under the terms of the indenture relating to the notes. The indenture is the document which sets forth KTI's obligations with respect to the Notes.

    The following is a summary of the most material terms of the offer.

    - WHAT PRICE WILL YOU RECEIVE FOR YOUR NOTES IF YOU TENDER THEM TO US? We are offering to repurchase your notes for a price, in cash, equal to 100% of the principal amount of the notes plus accrued and unpaid interest up to the date of repurchase. See "Certain Offer Matters--Purpose and Effects of the Offer".

    - WHAT ARE OUR REASONS FOR THE OFFER? The indenture relating to the notes requires us to offer to repurchase your notes following a change of control of KTI. A change of control took place on December 14, 1999, when KTI became a wholly-owned subsidiary of Casella Waste Systems, Inc. See "Certain Offer Matters--Purpose and Effects of the Offer".

    - WHEN DOES THE OFFER EXPIRE? In order to tender your notes, you must deliver them, along with the documents described in the attached materials, on or prior to March 3, 2000, unless we extend the offer. We will make a public announcement if we choose to extend the offer. See "Certain Offer Matters--Expiration Date; Extensions; Amendments; Termination".

    - WHEN WILL YOU RECEIVE PAYMENT FOR TENDERED NOTES? If we accept your tender, we will make the payment for the tendered notes on March 8, 2000 or three business days after your right to tender them expires, if the offer is extended. See "Certain Offer Matters--Acceptance for Payment."

    - MAY YOU WITHDRAW YOUR TENDER? You may withdraw your decision to tender at any time prior to the close of business on March 6, 2000. If we extend the offer as described above, you may withdraw your tender at any time prior to the close of business on the business day following the date to which the offer has been extended. To withdraw your tender, you must follow the procedures described in the attached materials. See "Procedures for Tendering Notes--Withdrawal Rights".

    - WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT TENDER THEM? If you do not tender your notes, they will remain outstanding pursuant to their terms and will continue to accrue interest. You will continue to have the right to convert the notes into shares of Casella Class A Common Stock. The conversion price is approximately $23.04 per share. This means that every $1,000 principal amount of the notes is convertible into approximately
      43.4 shares of Casella Class A Common Stock. See the introductory paragraphs of this Offer to Purchase immediately following this summary. However, because KTI is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, the amount of information available as to KTI will be substantially reduced. See "Available Information".

    - HOW DO YOU TENDER YOUR NOTES? To tender your notes, you must carefully follow the instructions in the attached materials. Persons holding notes through DTC will need to follow a different process than those persons who are themselves record holders of the notes. See "Procedures for Tendering Notes--Tendering Notes."

    - WHO SHOULD YOU CALL IF YOU NEED MORE INFORMATION? If you have any questions regarding the attached materials, please call the trustee named in the indenture, as follows:

                                    SUNTRUST BANK
                         225 EAST ROBINSON STREET, SUITE 250
                               ORLANDO, FLORIDA 32801
                              TELECOPY: (407) 237-5299
                           ATTENTION: MS. LISA DERRYBERRY
                              TELEPHONE: (407) 237-4791

                                   KTI, INC.

                               OFFER TO PURCHASE
                    FOR CASH ANY AND ALL OF THE OUTSTANDING
                 8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                  OF KTI, INC.
                                       AT
                          100% OF THE PRINCIPAL AMOUNT
                                  OF THE NOTES

  SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
 MARCH 3, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE"). NOTES TENDERED IN THE
    OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE CLOSE OF BUSINESS ON THE
                  BUSINESS DAY FOLLOWING THE EXPIRATION DATE.

    KTI, Inc. (the "Company") hereby offers (the "Offer") to purchase for cash at the Repurchase Price (as defined below), and upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of the outstanding 8 3/4% Convertible Subordinated Notes due 2004 of the Company (the "Notes"). As a result of the Merger (as defined below), each $1,000 principal amount of Notes is convertible into shares of Class A common stock of Casella Waste Systems, Inc. as described below. The "Repurchase Price" equals 100% of the principal amount of the Notes, plus accrued and unpaid interest up to but excluding March 8, 2000 (the "Repurchase Date"), unless the Expiration Date is extended as set forth herein under "Certain Offer Matters--Expiration Date; Extensions; Amendments; Termination." Unless the Company fails to pay the Repurchase Price, any Notes properly tendered pursuant to the Offer and accepted for payment will cease to accrue interest on the Repurchase Date. Any Notes not tendered in the Offer (or tendered and withdrawn prior to the Expiration Date) will remain obligations of the Company and will continue to accrue interest and have all of the benefits of the Indenture.

    Any holder of Notes (a "Holder") desiring to tender all or any portion of such Holder's Notes must comply with the procedures for tendering Notes set forth herein in "Procedures for Tendering Notes" and in the Letter of Transmittal. Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a withdrawal of Notes, the Notes so withdrawn will be returned to the Holder promptly.

             The date of this Offer to Purchase is January 24, 2000

    The Offer is being made pursuant to the Indenture, dated as of July 31, 1998, between the Company, as issuer, and SunTrust Bank, Central Florida, National Association (now known as SunTrust Bank), as trustee, as supplemented by a supplemental Indenture, dated as of December 14, 1999, between the Company, as issuer, and SunTrust Bank, as trustee (the indenture, as supplemented by the Supplemental Indenture, is referred to herein as the "Indenture") which provides that, following a Change of Control (as defined below), each Holder will have the right, at such Holder's option, to require the Company to purchase all or any part of such Holder's Notes at the Repurchase Price (a "Change of Control Right"). A Change of Control occurred on December 14, 1999 as a result of the consummation of the merger (the "Merger") of Rutland Acquisition Sub, a New Jersey corporation ("Acquisition Sub") and wholly-owned subsidiary of Casella, with and into the Company. As a result of the Merger, the Company as the surviving entity, became a wholly-owned subsidiary of Casella.

    The Merger was consummated on December 14, 1999 (the "Effective Time") pursuant to an Agreement and Plan of Merger, dated as of January 12, 1999, as amended, by and among the Company, Casella and Acquisition Sub (the "Merger Agreement") which provided for the Merger of Acquisition Sub with and into the Company. Upon the consummation of the Merger, stockholders of the Company received the right to receive .51 of one share of Casella Class A common stock for each share of the Company's common stock held by them (the "Exchange Ratio").

    Prior to the Effective Time, the Notes were convertible into shares of the Company's common stock at a conversion price of $11.75 per share. As a result of the Merger and pursuant to the Supplemental Indenture, the Notes are no longer convertible into shares of the Company's common stock. Instead, each Holder has the right (during the period the Notes are convertible as specified in Article 11 of the Indenture) to convert such Notes only into Casella Class A common stock. Based on the Exchange Ratio, each $1,000 principal amount of Notes is now convertible into approximately 43.4 shares of Casella Class A common stock, reflecting a conversion price of approximately $23.04 per share, subject to adjustment as provided in the Indenture. Information with respect to historical and recent stock prices of Casella Class A common stock is set forth below under "Market Price Information--Casella Common Stock."

    In November 1998, $14,329,000 of the Notes were exchanged for 1,219,489 shares of KTI Common Stock at $11.75 per share. The conversion included a premium equal to 3.0% of the face value of the Notes and nine months forward interest at 8 3/4%, paid to the noteholders in the form of 63,910 shares of KTI common stock valued at $21.44 per share.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will pay for all Notes validly tendered (and not properly withdrawn) pursuant to the Offer promptly after the Expiration Date, such payment to be made by the deposit of immediately available funds by the Company with SunTrust Bank (the "Depositary").

    No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

    Neither the Company nor Casella makes any recommendation as to whether or not Holders should exercise their Change of Control Right and tender Notes pursuant to this Offer.

    Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at its telephone number set forth below under "Depositary." Any beneficial owner owning interests in Notes may also contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

                             AVAILABLE INFORMATION

    Casella is, and prior to December 14, 1999, the Company was, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each has filed reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Casella's Registration Statement on Form S-4, filed on November 12, 1999, as amended by Forms S-4/A-1 and S-4/A-2, both of which were filed on November 15, 1999, and Casella's Quarterly Report on Form 10-Q for the quarter ended
October 31, 1999 are incorporated in this offer to purchase by reference. In addition, KTI's Quarterly Report on Form 10-Q for the quarter ended
September 30, 1999 is incorporated in this offer to purchase by reference.

    Any future filings by Casella under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this offer to purchase and prior to the date on which tenders may be withdrawn will be deemed to be incorporated in this offer to purchase by reference. Any such filings will automatically update and replace the information that appears, or is incorporated in this offer to purchase.

    The common stock of the Company has been delisted from the Nasdaq National Market and application has been made pursuant to the Exchange Act to terminate the registration of the Company's common stock under the Exchange Act. Such termination will substantially reduce the information required to be furnished by the Company to the Commission.

    This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Commission by the Company and Casella pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

    Certain statements in this Offer to Purchase, including the information incorporated by reference herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Among these statements are those included in Casella's Form S-4 filed on November 12, 1999 (the "Casella S-4"), including under the following captions:

    - "Risk Factors";

    - "The Merger--Reasons for the merger";

    - "The Companies";

    - "Combined Unaudited Pro Forma Financial Information"; and

    - "Notes to Combined Unaudited Pro Forma Financial Information".

    Casella may also be making forward-looking statements when it makes statements that include the words "believes", "expects", "anticipates" or similar expressions. Additionally, the discussion in the Casella S-4 of anticipated operational efficiencies from the Merger appearing in "Risk Factors" and "The Merger--Reasons for the merger" and the projected operating results for the current fiscal year and future fiscal years appearing in "The Merger--Reasons for the merger", including projected operating results for the combined company and for each company as a stand alone entity, constitute forward-looking statements. These differences could arise as a result of many factors, including those set forth in the Casella S-4 under "Risk Factors".

    Many of the foregoing risks and factors have been discussed in the Company's and Casella's prior filings with the Securities and Exchange Commission. The foregoing review of factors pursuant to the Private Securities Litigation Reform Act of 1995 should not be construed as exhaustive.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
AVAILABLE INFORMATION.......................................    iii
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  STATEMENTS................................................     iv
CERTAIN OFFER MATTERS.......................................      1
  Purpose and Effects of the Offer..........................      1
  Expiration Date; Extensions; Amendments; Termination......      1
  Acceptance for Payment....................................      2
PROCEDURES FOR TENDERING NOTES..............................      2
  Tendering Notes...........................................      2
  Guaranteed Delivery Procedures............................      5
  Withdrawal Rights.........................................      6
CERTAIN INFORMATION CONCERNING THE COMPANY AND CASELLA......      7
SOURCES AND AMOUNT OF FUNDS.................................     11
MARKET PRICE INFORMATION....................................     12
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     17
  General...................................................     17
  Sale of Notes Pursuant to the Offer.......................     17
THE DEPOSITARY..............................................     19
MISCELLANEOUS...............................................     19

                             CERTAIN OFFER MATTERS

PURPOSE AND EFFECTS OF THE OFFER

    The Offer is being made pursuant to the Indenture, which provides that, following a Change of Control, each Holder of Notes will have the right, at such Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes, in integral multiples of $1,000, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but excluding the Repurchase Date. A "Change of Control" as defined in the Indenture occurs when, among other things, there shall be consummated any consolidation or merger of the Company pursuant to which the Company's common stock would be converted into cash, securities or other property other than a consolidation or merger of the Company in which the holders of the Company's common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of the Company's common stock immediately before such transaction.

    A "Change of Control" occurred on December 14, 1999 as a result of the consummation of the Merger, pursuant to which the Company, as the surviving entity, became a wholly-owned subsidiary of Casella. This Offer to Purchase serves as the Offer to Purchase required by Section 4.8 of the Indenture.

    The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase.

    Holders of Notes that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Change of Control Rights in respect of such Notes in connection with the Merger.

    If less than all the principal amount of Notes held by a Holder is tendered and accepted pursuant to the Offer, the Company will issue, and the Trustee will authenticate and deliver to or on the order of the Holder thereof, at the expense of the Company, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The Offer will expire on March 3, 2000, unless extended (the "Expiration Date"). During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by the Company, subject to the withdrawal rights of Holders.

    The Company also expressly reserves the right, subject to the requirements of the Indenture, to amend the terms of the Offer in any respect.

    Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, termination or amendment of the Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Business Wire, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR PAYMENT

    For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance of such Notes for payment. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and then transmitting payment to such tendering Holders. The Company will deposit the consideration with the Depositary on March 8, 2000 or three business days after the Expiration Date, if extended.

                         PROCEDURES FOR TENDERING NOTES

TENDERING NOTES

    The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The tender of Notes will constitute an agreement to deliver good and marketable title to all tendered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

    EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES", UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

    Only record Holders of Notes are authorized to exercise a Change of Control Right and tender their Notes pursuant to the Offer. Accordingly, to properly exercise a Change of Control Right and tender Notes or cause Notes to be tendered, the following procedures must be followed:

    NOTES HELD THROUGH DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of The Depository Trust Company ("DTC") (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

    Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Notes through DTC must (i) transmit its acceptance through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message (as defined below) to the Depositary for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Offer to Purchase. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Notes into the Depositary's account through ATOP. However, although delivery of interests in the Notes may be effected through book-entry transfer into the Depositary's account through ATOP, an Agent's Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

    All of the Notes currently held through DTC have been issued in the form of a global note registered in the name of Cede & Co. ("Cede"), DTC's nominee (the "Global Note"). At or as of the close of business on the second business day after the Expiration Date, DTC will deliver to the Depositary the Global Note (with the form entitled "Option of Holder to Elect Purchase" on the reverse of the certificate completed). At or as of the close of business on the second business day after the Expiration Date, DTC will deliver the aggregate principal amount of Notes as to which it has delivered Agent's Messages in respect of Notices of Guaranteed Delivery as described under "--Guaranteed Delivery Procedures." Thereafter, the aggregate principal amount of the Global Note will be reduced to represent the aggregate principal amount of Notes held through DTC and not tendered pursuant to the Offer and the Global Note will be returned to Cede.

    NOTES HELD BY RECORD HOLDERS. Each record Holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes (with the form entitled "Option of Holder to Elect Purchase" on the reverse of the certificate completed), to the Depositary at its address set forth below under "The Depositary", or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

    All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution (as defined below). If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

    No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering Holder waives any right to receive any notice of the acceptance for purchase of its Notes.

    LOST OR MISSING CERTIFICATES. If a record Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Depositary about procedures in accordance with the provision of the Indenture for obtaining replacement certificates representing such Notes.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the "backup withholding" provisions of Federal income tax law, unless a tendering Holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

    EFFECT OF LETTER OF TRANSMITTAL. Subject to and effective upon the acceptance for payment of the Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the

Indenture under which the Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes including without limitation any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price for any tendered Notes that are purchased by the Company), all in accordance with the terms of the Offer.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY.

    THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

    DTC PARTICIPANTS. A DTC Participant who wishes to cause its Notes to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

    (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program;

    (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

    (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

    RECORD HOLDERS. A record Holder who wishes to tender its Notes but (i) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver its Notes, the Letter of Transmittal or any other required documents to the Depositary prior to the Expiration Date, may effect a tender if:

    (a) the tender is made by or through an Eligible Institution;

    (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

    (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

    Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

WITHDRAWAL RIGHTS

    Tenders of Notes (or any portion of such Notes in integral multiples of $1,000) may be withdrawn at any time prior to the close of business on the business day following the Expiration Date.

    NOTES HELD THROUGH DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission a notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

    NOTES HELD BY RECORD HOLDERS. A Holder may withdraw its tender of Notes prior to the Expiration Date by delivering to the Depositary by mail, hand delivery or facsimile transmission a notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to the Company, in its sole discretion, and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

    All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

    A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A Holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

    A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a Holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or
(ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

                         CERTAIN INFORMATION CONCERNING
                            THE COMPANY AND CASELLA

Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
(802) 775-0325

    Casella is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, upstate New York, northern Pennsylvania and Massachusetts. At September 1, 1999, Casella owned and/or operated five Subtitle D landfills and two permitted construction and demolition debris landfills, 54 transfer stations, 24 recycling processing facilities and 38 collection operations which together serve over 500,000 commercial, municipal and residential customers.

KTI, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
(802) 775-0325

    KTI is an integrated solid waste processing company serving commercial, industrial and residential customers primarily in the eastern United States. At September 1, 1999, KTI processed solid waste through a network of 50 facilities in 19 states, including six waste-to-energy plants, 22 material recycling facilities and 11 finished products facilities. KTI is a wholly-owned subsidiary of Casella.

    Specific reference is made to the Casella S-4, including for a summary of the terms of and reasons for the Merger and risk factors relating to Casella following the Merger.

                          SOURCES AND AMOUNT OF FUNDS

    The precise amount of funds required by the Company to purchase Notes tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If all outstanding Notes were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be approximately $6,830,883. Such funds are expected to be provided through a capital contribution by Casella.

    Casella intends to provide such capital contribution from cash on hand and cash borrowed under its existing credit facility. There are no conditions to Casella's use of the credit facility for purposes of repurchasing the Notes. Casella's credit facility provides Casella with revolving credit loans of up to $300,000,000, plus a term loan in the maximum amount of $150,000,000. The loans are secured by a pledge of stock of all of Casella's subsidiaries, and by a security interest in all assets other than real estate and motor vehicles. The interest rates on the loans is BankBoston, N.A.'s base rate or, if higher, 1 1/2% above the overnight federal funds effective rate, plus in either case an additional amount between 0.125% and 0.750% per annum. The maturity date of the term loan is December 14, 2006. The maturity date of the revolving credit loans is December 14, 2004. The credit facility is between Casella and BankBoston, N.A. as administrative agent, KeyBank National Association as documentation agent, Bank of America, N.A., as syndication agent and Canadian Imperial Bank of Commerce as Canadian agent, along with the following participating banks:
Comerica Bank, Lasalle Bank National Association, Credit Lyonnais, First Vermont Bank and Trust Company and CIBC, Inc.

    The Company estimates that its expenses incurred in connection with the offer will be approximately as follows:

SEC Filing Fee..............................................  $ 1,366
Legal Fees and Expenses.....................................   10,000
Printing Fees...............................................    5,000
Miscellaneous Expenses......................................    3,634
                                                              -------
Total.......................................................  $20,000

                            MARKET PRICE INFORMATION

THE NOTES

    The Notes are not traded in an established market. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on the trading volume and the balance between buy and sell orders.

    HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

CASELLA CLASS A COMMON STOCK

    Casella Class A common stock is traded on the Nasdaq National Market under the symbol "CWST". The table below sets forth, for the quarterly periods indicated, the range of high and low sale prices of Casella Class A common stock as reported on the Nasdaq National Market.

                                                                HIGH       LOW
                                                              --------   --------
Quarter ended October 31, 1997*.............................   22.750     20.250
Quarter ended January 31, 1998..............................   26.375     19.000
Quarter ended April 30, 1998................................   34.000     23.750

Quarter ended July 31, 1998.................................   31.500     24.375
Quarter ended October 31, 1998..............................   34.000     24.000
Quarter ended January 31, 1999..............................   39.000     25.000
Quarter ended April 30, 1999................................   27.000     17.250

Quarter ended July 31, 1999.................................   26.875     19.063
Quarter ended October 31, 1999..............................   26.625     12.750
Quarter ended January 31, 2000+.............................   19.313     13.125

------------------------

*   Casella Class A common stock was not publicly traded until October 29, 1997.

+   Through January 21, 2000.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular Holder of the Notes in light of such Holder's individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, pass-through entities, insurance companies, tax-exempt organizations and Holders who hold their Notes as part of a hedge, straddle, conversion, or other integrated transaction, and Holders who are not citizens or residents of the United States or who are foreign corporations or foreign estates or trusts as to the United States), nor does it address specific state, local or foreign tax consequences. This summary assumes that the Holders of the Notes have held their Notes as "capital assets" as defined under the Internal Revenue Code of 1986, as amended.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

SALE OF NOTES PURSUANT TO THE OFFER

    The receipt of cash by a Holder in exchange for the Notes will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Such Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received (other than in respect of accrued interest) and (ii) such Holder's adjusted tax basis in the Notes. Subject to the rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if such Holder has held such Notes for more than one year.

    The payment of interest or amounts treated as interest for tax purposes with respect to a Note generally will be treated as ordinary income to the extent not previously included in income.

    An exception to the capital gain treatment described above applies to a Holder who holds a Note with a "market discount." Market discount is the amount by which the stated redemption price of the Note at maturity exceeds the Holder's basis in the Note immediately after its acquisition. (However, a Note will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Note at maturity multiplied by the number of complete years from the Holder's acquisition date of the Note to its maturity date.) The gain realized by the Holder of a Note with a market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) from the Holder's acquisition date to the date of sale, unless the Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

    The receipt by a Holder of cash in exchange for the Notes may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the sale of such Notes unless such Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder of Notes who does not provide his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the Holder's federal income tax liability.

    The Company will provide information statements to the IRS and to tendering Holders reporting the cash payments, as required by law.

                                 THE DEPOSITARY

    The Depositary for the Offer is SunTrust Bank. All deliveries and correspondence sent or presented to the Depositary relating to the Offer should be directed to the following address:

                    SunTrust Bank
                    225 East Robinson Street, Suite 250
                    Orlando, FL 32801
                    Telecopier No: (407)237-5299
                    Attention: Ms. Lisa Derryberry
                    Telephone: (407) 237-4791

Requests for information or additional copies of the Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary. The Company will reimburse the Depositary for reasonable out-of-pocket expenses incurred in connection with the Offer.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to the Offer.

                                 MISCELLANEOUS

    Neither the Company nor Casella is aware of any jurisdiction where the making of this Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of this Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to this Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of the Notes residing in such jurisdiction.

                                       9